EXHIBIT 99.1

First Horizon Reports Second Quarter Results and Highlights

Steady Balance Sheet Growth, Higher Revenues, and Focus on Efficiency Continue Company’s Momentum in 2019

MEMPHIS, Tenn., July 16, 2019 (GLOBE NEWSWIRE) -- First Horizon National Corp. (NYSE:FHN) today announced its second quarter 2019 financial results. Reported earnings per share (EPS) were $0.35, up from $0.31 in first quarter 2019; on an adjusted basis1, earnings per share were $0.42, up from $0.35 in first quarter 2019.

“Our results demonstrated our commitment to achieve our Capital Bank merger objectives and the strategic priorities we laid out during our Investor Day to transform First Horizon,” said Bryan Jordan, First Horizon’s chairman and CEO. “In the second quarter, we gained loan and deposit growth momentum within our key markets and specialty areas, exercised good expense discipline while reinvesting in the company, and continued to strengthen our balance sheet. As we head into the second half of the year, we remain optimistic about our bankers’ ability to continue to deliver on our plan.”

Last month, First Horizon announced that it would bring together its family of companies under a unified set of brand names and a new logo. The unification of First Horizon’s banking, wealth management and fixed income businesses under a common First Horizon brand represents an important step in the company’s transformation.

Highlights for the second quarter include:

  Strong loan and deposit growth in Regional Banking
  Net interest margin (NIM) of 3.34% in 2Q19 compared to 3.31% in 1Q19
  Fixed Income average daily revenue up 19% from 1Q19
  Stable asset quality overall, with net charge off ratio (net charge offs/average loans) unchanged from 1Q19 at .07%
  Dividend payout of 41% in 2Q19

Second Quarter 2019 Financial Highlights

Diluted EPS/ Adjusted EPS[1] $0.35/ $0.42	ROA/ Adjusted ROA[1] 1.11% / 1.32%	ROCE / Adjusted ROCE[1] 9.79% / 11.78%	ROTCE1/ Adjusted ROTCE[1] 15.12% / 18.19%

1These are non-GAAP numbers that are reconciled to reported GAAP numbers in the FHN Non-GAAP to GAAP Reconciliation table.

Consolidated Highlights
Quarterly, Unaudited

				2Q19 Changes vs.
(Dollars in Thousands)	2Q19	1Q19	2Q18	1Q19	2Q18
Consolidated
Income Statement
Net interest income	$303,610	$294,508	$310,932	3%	(2)%
Noninterest income	157,993	141,045	127,525	12%	24%
Total revenues	461,603	435,553	438,457	6%	5%
Provision /(Provision Credit) for loan losses	13,000	9,000	—	44%	NM
Noninterest expense	300,394	296,090	332,768	1%	(10)%
Income before income taxes	148,209	130,463	105,689	14%	40%
Provision for income taxes	34,467	27,058	19,697	27%	75%
Net income	113,742	103,405	85,992	10%	32%
Net income attributable to noncontrolling interest	2,852	2,820	2,852	1%	*
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income available to common shareholders	$109,340	$99,035	$81,590	10%	34%

NIM	3.34%	3.31%	3.53%	1%	(5)%
Diluted Shares	315,786	319,581	328,426	(1)%	(4)%

Balance Sheet
Average Loans	$28,672,161	$27,313,300	$27,298,787	5%	5%
Average Deposits	31,963,544	32,497,478	30,691,672	(2)%	4%
Average Assets	41,243,007	40,883,192	40,173,712	1%	3%
Average Common Equity	4,478,106	4,418,180	4,161,491	1%	8%
NM - Not meaningful
* Amount is less than one percent.

Consolidated Highlights include:

  Total revenue up 6% with increases in fee income and net interest income (NII)
    Increase in fee income largely due to higher fixed income revenue
    NII up from higher commercial loan balances and loan accretion, somewhat offset by the negative impact of a decline in London Inter-bank Offered Rate (LIBOR)
  Efficiency ratio of 65.08%, compared to 67.99% in 1Q19; adjusted efficiency ratio1 of 59.00%, compared to 63.90% in 1Q19
  Net interest margin (NIM) of 3.34% in 2Q19 compared to 3.31% in 1Q19; increase primarily due to lower interest bearing cash, higher loan accretion, and a favorable shift in deposit mix, somewhat offset by a decline in LIBOR
  Average loan growth of 5%

1These are non-GAAP numbers that are reconciled to reported GAAP numbers in the FHN Non-GAAP to GAAP Reconciliation table.

Regional Banking Highlights
Quarterly, Unaudited

				2Q19 Changes vs.
(Dollars in Thousands)	2Q19	1Q19	2Q18	1Q19	2Q18
Regional Banking
Net interest income	$297,328	$285,913	$305,935	4%	(3)%
Noninterest income	81,475	73,030	80,767	12%	1%
Total revenues	378,803	358,943	386,702	6%	(2)%
Provision for loan losses	17,775	13,443	4,613	32%	NM
Noninterest expense	193,268	199,468	210,038	(3)%	(8)%
Income before income taxes	$167,760	$146,032	$172,051	15%	(2)%

Balance Sheet
Average Loans	$27,532,566	$26,107,250	$25,814,450	5%	7%
Average Deposits	29,953,710	29,590,235	27,411,039	1%	9%
NM - Not meaningful

Regional Banking highlights include:

  Strong loan and deposit growth
    Loan growth due to increases in C&I and specialty areas
    Customer deposit growth from ongoing focus on new-to-bank households
    Net interest income (NII) up from an increase in commercial loans, higher accretion, and more days in 2Q19
  Fee income up 12% with solid growth in nearly all products and services
  Expenses down 3% driven by continued strategic focus on expense optimization

Fixed Income Highlights
Quarterly, Unaudited

				2Q19 Changes vs.
(Dollars in Thousands)	2Q19	1Q19	2Q18	1Q19	2Q18
Fixed Income
Net interest income	$6,171	$7,331	$9,200	(16)%	(33)%
Noninterest income	65,622	53,807	38,363	22%	71%
Total revenues	71,793	61,138	47,563	17%	51%
Noninterest expense	55,770	50,774	46,933	10%	19%
Income before income taxes	$16,023	$10,364	$630	55%	NM
NM - Not meaningful

Fixed Income Highlights include:

  Decline in interest rates and rate outlook favorably impacted 2Q19 activity
  2Q19 average daily revenue (ADR) of $866,000, compared to ADR of $729,000 in 1Q19, up 19% with growth across multiple trading desks from 1Q19
  Pre-tax income up from higher ADR, an increase in other product revenue, somewhat offset by higher variable compensation

Capital and Liquidity Highlights
Quarterly, Unaudited

				2Q19 Changes vs.
(Dollars in Thousands)	2Q19	1Q19	2Q18	1Q19	2Q18
Capital and Liquidity Highlights
Common dividends declared	$43.7	$44.3	$38.9	(1)%	12%
Preferred dividends declared	1.6	1.6	1.6	*	*
Share repurchases	50.2	51.5	—	(3)%	NM
Capital Ratios (a)
Common Equity Tier 1	9.25%	9.62%	8.98%
Tier 1	10.24%	10.65%	9.98%
Total Capital	11.34%	11.78%	11.25%
Leverage	9.05%	9.02%	8.56%
(a) Regulatory capital ratios calculated under the Basel III risk-based capital rules as phased-in; current quarter is an estimate.
NM - Not meaningful
* Amount is less than one percent.

Capital and Liquidity Highlights include:

  Declared quarterly dividend of $.14 in 2Q19; dividend payout of 41%
  Repurchased 3.5 million shares (weighted average price - $14.30) in 2Q19 compared to 3.5 million shares (weighted average price - $14.85) in 1Q19
  Deployed capital effectively through dividends, share buybacks and loan growth

Asset Quality Highlights
Quarterly, Unaudited

				2Q19 Changes vs.
(Dollars in Thousands)	2Q19	1Q19	2Q18	1Q19	2Q18
Asset Quality Highlights
Allowance for loan losses	$192,749	$184,911	$185,462	4%	4%
Allowance / loans %	0.65%	0.66%	0.67%
Net Charge-offs	$5,162	$4,513	$1,732	14%	NM
Net charge-offs %	0.07%	0.07%	0.03%
Nonperforming Loans (a)	$204,586	$181,624	$124,792	13%	64%
NPL %	0.69%	0.65%	0.45%
30+ delinquencies	58,861	63,693	85,139	(8)%	(31)%
30+ delinquencies %	0.20%	0.23%	0.31%
(a) Excludes loans held-for-sale.
NM - Not meaningful

Asset Quality Highlights include:

  Stable asset quality overall, with net charge off ratio unchanged from 1Q19 at .07%. Net charge-offs were $5.2 million in 2Q19 compared to $4.5 million in 1Q19; increase driven by one mortgage warehouse lending relationship
  Increase in reserves primarily driven by loan growth within the commercial portfolio partially offset by declining balances in the non-strategic portfolio
  Nonperforming loans increased $29 million, primarily driven by one mortgage warehouse lending relationship
  30+ delinquencies improved

Use of Non-GAAP Measures
Several financial measures in this release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this release are adjusted earnings per share ("EPS"), adjusted return on average assets ("ROA"), adjusted return on average common equity (“ROCE”), return on average tangible common equity ("ROTCE"), adjusted ROTCE, and adjusted efficiency ratio. These profitability measures are reported to First Horizon’s management and directors through various internal reports. First Horizon’s management believes these measures are relevant to understanding the financial results of First Horizon and its business segments. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. First Horizon has reconciled each of these measures to a comparable GAAP measure below:

FHN NON-GAAP TO GAAP RECONCILIATION
Quarterly, Unaudited
(Dollars and shares in thousands, except per share data)

Adjusted Diluted EPS		2Q19	1Q19
Net income available to common ("NIAC") (GAAP)	a	$109,340	$99,035
Plus Tax effected notable items (Non-GAAP) (a)		$22,184	$13,660
Adjusted NIAC (Non-GAAP)	b	$131,524	$112,695

Diluted Shares (GAAP)	c	315,786	319,581

Diluted EPS (GAAP)	a/c	$0.35	$0.31
Adjusted diluted EPS (Non-GAAP)	b/c	$0.42	$0.35

Adjusted Return on Assets ("ROA")		2Q19	1Q19
Net Income ("NI") (GAAP)		$113,742	$103,405
Plus Tax effected notable items (Non-GAAP) (a)		$22,184	$13,660
Adjusted NI (Non-GAAP)		$135,926	$117,065

NI (annualized) (GAAP)	d	$456,218	$419,365
Adjusted NI (annualized) (Non-GAAP)	e	$545,198	$474,764

Average assets (GAAP)	f	$41,243,007	$40,883,192

ROA (GAAP)	d/f	1.11%	1.03%
Adjusted ROA (Non-GAAP)	e/f	1.32%	1.16%

Adjusted Return on Average Common Equity ("ROCE")/ Return on Average Tangible Common Equity ("ROTCE")		2Q19	1Q19
NIAC (GAAP)		$109,340	$99,035
Plus Tax effected notable items (Non-GAAP) (a)		$22,184	$13,660
Adjusted NIAC (Non-GAAP)		$131,524	$112,695

NIAC (annualized) (GAAP)	g	$438,562	$401,642
Adjusted NIAC (annualized) (Non-GAAP)	h	$527,541	$457,041

Average Common Equity (GAAP)	i	$4,478,106	$4,418,180
Intangible Assets (GAAP) (b)		$1,578,505	$1,584,694
Average Tangible Common Equity (Non-GAAP)	j	$2,899,601	$2,833,486

ROCE (GAAP)	g/i	9.79%	9.09%
Adjusted ROCE (Non-GAAP)	h/i	11.78%	10.34%

ROTCE (Non-GAAP)	g/j	15.12%	14.17%
Adjusted ROTCE (Non-GAAP)	h/j	18.19%	16.13%

Adjusted Efficiency Ratio		2Q19	1Q19
Noninterest expense (GAAP)	k	$300,394	$296,090
Plus notable items (GAAP)		$(28,059)	$(17,812)
Adjusted noninterest expense (Non-GAAP)	l	$272,335	$278,278

Revenue excluding securities gains/losses (GAAP)	m	$461,554	$435,522
Plus notable items (GAAP)		$—	$—
Adjusted revenue excluding securities gains/losses (Non-GAAP)	n	$461,554	$435,522

Efficiency ratio (GAAP)	k/m	65.08%	67.99%
Adjusted efficiency ratio (Non-GAAP)	l/n	59.00%	63.90%

(a) 2Q19 includes $18.7 million of pre-tax restructuring-related expenses associated with efficiency initiatives, $9.1 million of pre-tax rebranding expenses, $8.6 million of pre-tax acquisition-related expenses primarily associated with the Capital Bank Financial Corp. (“CBF”) acquisition, and an $8.3 million pre-tax expense reversal related to the settlement of litigation matters; 1Q19 includes $12.2 million of pre-tax restructuring-related expenses and $5.7 million of pre-tax acquisition-related expenses, all of which impact certain performance measures, and have been adjusted using an incremental tax rate of approximately 21 percent in 2Q19 and 23 percent in 1Q19.

 (b) Includes goodwill and other intangible assets, net of amortization.

Conference call
Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com.  The call and slide presentation may involve forward-looking information, including guidance.

Analysts, investors and interested parties may call toll-free starting at 8:15 a.m. Central Time today by dialing 888-317-6003 (if calling from the U.S.) or 412-317-6061 (if calling from outside the U.S) and entering access code 8792639.

A replay of the call will be available beginning at noon Central Time today until midnight Central Time on July 30. To listen to the replay, dial 877-344-7529 (U.S. callers) or 412-317-0088 (international callers); the access code is 10132995. A replay of the webcast will also be available at http://ir.fhnc.com/Event by midnight Central Time on July 16 and will be archived on the site for one year.

Disclaimers and Other Information
This communication contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

About First Horizon
First Horizon National Corp. (NYSE:FHN) provides financial services through its Capital Bank, First Tennessee Bank, FTB Advisors, and FTN Financial businesses. The banking subsidiary was founded in 1864 and has the largest deposit market share in Tennessee. The company operates more than 250 bank locations across the Southeast and 29 FTN Financial offices across the U.S. FTB Advisors wealth management group has more than 300 financial professionals and about $4.8 billion in assets under management. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. The company has been ranked by American Banker magazine among the Top 10 Most Reputable U.S. banks and as one of the nation’s best employers by the National Association for Female Executives and Fortune magazine. More information is available at www.FirstHorizon.com.

FHN-G

CONTACT: First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, Silvia Alvarez, (901) 523-4465

A PDF accompanying this announcement is available at http://ml.globenewswire.com/Resource/Download/bb81751b-5347-40cc-9231-4480724df27f